Exhibit 5.1





                                January 15, 2008




Espey Mfg. & Electronics Corp.
233 Ballston Avenue
Saratoga Springs, New York  12866

         Re:    Registration Statement on Form S-8
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Dear Ladies and Gentlemen:

         We have acted as counsel to Espey Mfg. & Electronics Corp. (the "Company") in connection with Registration Statement on Form S-8 (the "Registration Statement"), to be filed by you with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to shares of the common stock, par value $.33 1/3 per share (the "Common Stock") of the Company that may be issued by the Company under the 2007 Stock Option and Restricted Stock Plan (the "2007 Plan").

         Based upon our examination of such documents and proceedings as we have deemed necessary and pertinent, we are of the opinion that:

         1. The Company is a corporation organized and existing under the laws of the State of New York;

         2. The 2007 Plan has been duly authorized and approved by the Board of Directors and the stockholders of the Company;

         3. The shares of Common Stock reserved by the Board of Directors of the Company for issuance upon the exercise of stock options granted under the 2007 Plan have been duly authorized;

         4. When the shares of Common Stock are issued upon the due exercise of stock options granted in accordance with the 2007 Plan against payment for the shares, such shares of Common Stock will be duly and validly issued and outstanding and will be fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            /S/ GIBBONS P.C.

                                            GIBBONS P.C.